Exhibit 10.1.aa

ASSET PURCHASE AGREEMENT

               This Asset Purchase Agreement (the "Agreement") is entered into as of December 26, 2002 ("Execution Date"), by and between Digital Teleport, Inc. ("Seller"), CenturyTel Fiber Company II, LLC, a Missouri limited liability company ("Subsidiary"), and CenturyTel, Inc. ("Parent") (Subsidiary and Parent are collectively referred to herein as "Buyer").

Recitals

     WHEREAS, Seller desires to sell and Buyer desires to buy substantially all of the assets of Seller as hereinafter described; and

     WHEREAS, Seller is a debtor-in-possession in a case under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") pending in the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court") as Case No. 01-54369-399 (the "Bankruptcy Case"); and

     WHEREAS, Seller has been soliciting bids for Seller's assets, including the Assets to be sold pursuant to this Agreement and has determined that the offer of Buyer for the Assets set forth below is the highest and best offer received for those Assets and constitutes a fair and adequate purchase price;

     WHEREAS, Parent desires to assure Seller of Buyer's ability to finance the transaction and to otherwise perform its obligations hereunder.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties have agreed as follows:

Terms and Conditions

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

     1.1     "Adjustment PP&E" shall mean the increase in the gross book value of all property plant and equipment on Seller's financial statements prepared in accordance with GAAP which increase occurred as a result of capital expenditures made by Seller between the Measurement Date and the Closing Date that were approved by Buyer to the extent required by the provisions of Section 5.3 hereof, and which capital expenditures fund either:

              (i)     the addition of bandwidth capacity to the Network for any purpose (other than capital expenditures for Cure Costs) (for example, "Overbuilds" described on Seller's capital expenditure budget), or

              (ii)     the construction of new fiber routes constructed to fulfill the obligations of Seller under any agreement for the sale of bandwidth transport and related services to a third party in the Seller's ordinary course of business (other than capital expenditures for Cure Costs) (for example, "Customer Connections" described in Seller's capital expenditure budget).

Adjustment PP&E shall not include any increase in the book value of all Property Plant and Equipment on Seller's financial statements prepared in accordance with GAAP which increase occurred as a result of capital expenditures made by Seller between the Measurement Date and the Closing Date, and which capital expenditures fund either:

              (i)     the ordinary course operations and maintenance of the Network or the Assets (for example, "Backbone", "Operations" and "Miscellaneous" items described in Seller's capital expenditure budget); or

              (ii)    Cure Costs to be paid by Seller (for example, "Customer Obligations" items described in Seller's Capital Expenditure budget).

     1.2     "AGL Transaction" shall mean the sale or grant of IRU by Seller to AGL Networks, LLC ("AGL") of twelve (12) dark fibers along approximately 65 route miles of Seller's fiber optic network in St. Louis and Kansas City in exchange for the payment to Seller of approximately $4.8 million of IRU fees and periodic fiber maintenance payments pursuant to that certain agreement between Seller and AGL.

     1.3     "Agreement" has the meaning set forth in the opening paragraph of this document.

     1.4     "Applicable Law" shall mean any statute, law, rule, regulation or ordinance or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

     1.5     "Assets" shall mean, collectively, all of the assets of the Seller, including, without limitation: (i) the Network, (ii) the Intellectual Property, (iii) the Current Assets, (iv) the Personal Property, and (v) the Contracts & Leases but excluding the Excluded Assets.

     1.6     "Assumed Liabilities" shall mean all obligations of Seller (i) arising post-Closing under the Contracts & Leases, (ii) Payables, (iii) accrued vacation and sick days for employees of the Seller who the Buyer may retain pursuant to Section 5.6, (iv) any Taxes required to transfer legal title of the Assets to Buyer, and (v) total Cure Costs, whether incurred prior to Closing or after Closing, in excess of Four Million Dollars ($4,000,000), but less than Five Million Dollars ($5,000,000), but shall exclude the Excluded Liabilities.

     1.7     "Bankruptcy Case" and "Bankruptcy Code" have the meaning set forth in the recitals of this Agreement.

     1.8     "Bankruptcy Court" has the meaning set forth in the recitals of this Agreement.

     1.9     "Business" shall mean (i) Seller's business of providing telecommunications and data transport services, and (ii) the maintenance of the Network.

     1.10    "Business Day" shall mean a date on which major banks are open for business in the City of St. Louis, Missouri.

     1.11    "Buyer" has the meaning set forth in the first paragraph of this Agreement.

     1.12    "Chapter 11 Expenses" shall mean costs incurred and expenses paid or payable by Seller in connection with the administration of the Bankruptcy Case, including, without limitation, (a) fees and expenses related to the Seller's DIP lending agreement, (b) obligations to pay professionals' fees and expenses in connection with the Bankruptcy Case (including, without limitation, fees of attorneys, accountants, investment bankers, financial advisors, and consultants retained by Seller or the Committee) and reimbursement of any expenses incurred by Seller prior to the Closing Date in connection therewith (including, without limitation, any obligations to pay any holdback of any such fees and expenses), (c) fees and expenses payable to the United States trustee under Section 1930 of title 28, United States Code and (d) expenses of members of the Committee.

     1.13    "Closing" shall mean the consummation of the purchase and sale of assets and assumption of liabilities contemplated herein on the Closing Date.

     1.14    "Closing Adjustment" shall mean the result of the following calculation:

(i)   the Working Capital at the Closing Date, minus the Working Capital at the Measurement Date, plus

(ii)   the Adjustment PP&E at the Closing Date, plus

(iii)  the amount of Cure Costs paid by Seller prior to the Closing Date that exceeds Three Million Dollars ($3,000,000), but is less than Four Million Dollars ($4,000,000) (not including in each case the MoDOT Leased Bandwidth Cure Costs) minus

(iv)   the amount of the IRU Proceeds received by Seller between the Measurement Date and the Closing Date, minus

(v)   $1,000,000 for MoDOT Leased Bandwidth Cure Costs, minus

(vi)   the amount of liabilities of Seller on the Measurement Date reflected in the line items "Customer Payments" and "Construction Deposits" on Seller's general ledger supporting the Financial Statements (other than those items included in the accounts receivable of Seller).

     An example of the Closing Adjustment calculation is set forth on Schedule 1.14.

     1.15    "Closing Date" shall mean the date on which the Closing occurs.

     1.16    "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

     1.17    "Committee" shall mean the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case.

     1.18    "Continuing Employees" has the meaning set forth in Section 5.6(a).

     1.19    "Contracts & Leases" shall mean all orders, contracts, supply agreements and leases to which Seller is a party, including, but not limited to the contracts listed on Schedule 1.19 and all contracts between Seller and its customers pursuant to which Seller provides assets, products or services. Contracts & Leases shall not include: (i) agreements rejected by Seller during the Bankruptcy Case or (ii) agreements of Seller which are not assumable and assignable over the objection of the counter-party to such agreements under Section 365(c) of the Bankruptcy Code, but only to the extent that a counter-party actually objects to the assumption and assignment of its respective agreement with Seller.

     1.20    "Cure Costs" shall mean amounts payable either before or after the Closing Date on account of defaults which must be paid in order to effectuate the assumption by Seller and assignment to Buyer of the Contracts & Leases in accordance with Section 365 of the Bankruptcy Code and the Sale Order, including, without limitation, a $1,000,000 Closing Adjustment as agreed to by Seller and Buyer as the entire Cure Cost amount that Seller shall pay for the current value of the future leased bandwidth expense expected to be incurred by Buyer after the Closing Date to cure defaults relating to the delivery of telecommunications services by Seller to the MoDOT district offices in Willow Springs and Macon, Missouri under that certain Fiber Optic Cable on the Freeways Agreement between Seller and the Missouri Department of Transportation ("MoDOT Leased Bandwidth Cure Costs"). Buyer shall pay all MoDOT Leased Bandwidth Cure Amounts after the Closing Date and Buyer shall not be reimbursed through this Agreement for any MoDOT Leased Bandwidth Cure Costs exceeding the $1,000,000 included in the Closing Adjustment.

     1.21    "Current Assets" shall mean the book value of all Assets which are classified as current assets on Seller's financial statements prepared in accordance with GAAP. Current Assets shall exclude: (i) the Excluded Assets, and (ii) prepaid Chapter 11 Expenses.

     1.22    "Current Liabilities" shall mean the book value of all Assumed Liabilities that are classified as current liabilities on Seller's financial statements prepared in accordance with GAAP; provided, however, that Current Liabilities shall exclude amounts reflecting the Excluded Liabilities.

     1.23    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.24    Excluded Assets" shall mean:

(i)       any and all causes of action (including avoidance actions, inter-company claims, rights and causes of actions under the KLT Tax Sharing Agreement between Seller and KLT, claims against KLT and its affiliates, all other causes of action of Seller), other than

         (a)  product warranty claims,

         (b)  claims of Seller arising under or related to contracts assigned to Buyer as Assets,

         (c)  claims to enforce the Contracts & Leases or claims that third parties have infringed or are infringing any of the Intellectual Property,

(ii)      cash and cash equivalents (including restricted cash),

(iii)      tax refunds,

(iv)      rights to the Purchase Price and other rights granted to Seller under this Agreement,

(v)       rights to receive payments for the grant of title or IRU to fiber optic strands pursuant to the AGL Transaction, but excluding any periodic fiber maintenance payments or any other monies payable to Seller pursuant to the AGL Transaction, plus

(vi)      any prepaid Chapter 11 Expenses.

     1.25    "Excluded Liabilities" shall mean (i) all liabilities of Seller arising at any time out of, or in connection with, the Excluded Assets, (ii) all pre-closing liabilities, except Assumed Liabilities, (iii) Cure Costs (other than MoDOT Leased Bandwidth Cure Costs exceeding $1,000,000), whether incurred prior to Closing or after Closing, to the extent all Cure Costs (including such $1,000,000) are less than Four Million Dollars ($4,000,000) or more than Five Million Dollars ($5,000,000), and (iv) all liabilities set forth on Schedule 1.25.

     1.26    "Execution Date" shall have the meaning set forth in the first paragraph of this Agreement.

     1.27    "GAAP" shall mean generally accepted accounting principles in effect as of the time when and for the period as to which such accounting principles are to be applied, consistently applied.

     1.28    "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, legislative or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign), including but not limited to the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Environmental Protection Agency, Department of Justice, Federal Communications Commission, Federal Trade Commission, or a Public Service Commission.

     1.29    "Governmental Approvals" shall mean those approvals, authorization and exemptions from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding to prevent the Closing by, any governmental entity, which are required to be obtained or taken to consummate the transactions contemplated herein under applicable law.

     1.30    "Intellectual Property" shall mean all intellectual property owned by Seller, including, without limitation, trade names, trade secrets and trademarks, which are useful in operating the Business, including, without limitation, those set forth on Schedule 1.30 hereto.

     1.31    "IRS" means the U.S. Internal Revenue Service.

     1.32    "KLT" shall mean KLT Telecom Inc.

     1.33    "Material Adverse Change" shall mean any significant and substantial adverse change in the Business, prospects or financial condition of Seller as such shall exist on the Execution Date, excluding any change (i) resulting from general economic conditions in the U.S. or (ii) that affects the telecommunications industry as a whole, provided, however, that no Material Adverse Change shall be deemed to have occurred due to an amendment or termination of the IRU and Telecommunications Services Agreement with Hyperion Communications Long Haul, L.P. dated November 9, 1999 that reduces or eliminates revenues that Seller might have realized from that agreement, or the rejection of that agreement by either Seller or Hyperion in their respective Bankruptcy court.

     1.34    "Measurement Date" shall mean September 30, 2002.

     1.35    "Network" shall mean the conduit, fiber optic cable, equipment, buildings, electronic equipment and all bridge attachments, conduits, brackets, fixtures, anchors, splice boxes, fiber distribution centers and other hardware needed or used to fasten or support the fiber optic cable, conduit and equipment buildings of Seller's fiber optic network within the states of Missouri, Colorado, Arkansas, Kansas, Oklahoma, Tennessee, Nebraska, Iowa, Illinois, Indiana, Texas, Kentucky, Alabama and Georgia. As of October 31, 2002, the Network included, but was not limited to, those fiber and optronics listed on Schedule 1.35-1 attached hereto. Schedule 1.35-2 contains a map of the Network as of September 30, 2002. Schedule 1.35-3 contains tables depicting the total capacity (both used and unused) of the Network as of October 31, 2002. Network shall not include the fiber optic network assets that are the subject of the AGL Transaction.

     1.36    "Network Operations Center" shall mean the portion of the real property located at 11111 Dorsett Road, Maryland Heights, Missouri including all buildings, improvements and fixtures, that is currently being leased by Seller.

     1.37    "Payables" shall mean (i) liabilities associated with any amounts included in Current Liabilities for purposes of calculating Working Capital, and (ii) all other liabilities that arise or have arisen under the Contracts and Leases and for which payment is due after the Closing Date (other than total Cure Costs that are more than $4,000,000 but less than $5,000,000), and other than Chapter 11 Expenses.

     1.38    "Permitted Liens" shall mean the liens and encumbrances described on Schedule 1.38.

     1.39    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Entity, or other entity.

     1.40    "Personal Property" shall mean all tangible personal property used by Seller to conduct the Business including without limitation vehicles, tools, spare parts, fiber and other network equipment held for deployment, furniture, computers and other equipment.

     1.41    "Regulatory Approvals" shall mean any approval of the Transaction required by the rules and regulations of any federal, state or local government agency.

     1.42    "Sale Order" shall mean (i) an order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, in accordance with section 363 of the Bankruptcy Code, which finds, among other things, that Buyer is a good-faith purchaser for value and otherwise entitles Buyer to the protections of section 363(m) of the Bankruptcy Code, for which the time for filing a notice of appeal has expired, and which order has not been reversed or modified on appeal or, if any such appeal is pending, such order shall not have been stayed, and (ii) an order or orders of the Bankruptcy Court approving the assumption and assignment of all Contracts & Leases by Seller pursuant to section 365 of the Bankruptcy Code. The Sale Order shall be in form and substance acceptable to Buyer in its reasonable discretion.

     1.43    "Seller" has the meaning set forth in the first paragraph of this Agreement.

     1.44    "Seller Bonus Plan" has the meaning set forth in Section 5.6(c).

     1.45    "Seller 401(k) Plan" has the meaning set forth in Section 5.6(e).

     1.46    "Seller Plans" has the meaning set forth in Section 3.11(a).

     1.47    "Seller Welfare Plans" has the meaning set forth in Section 5.6(f)

     1.48    "Subsidiary Welfare Plans" has the meaning set forth in Section 5.6(f).

     1.49    "Tax" or "Taxes" shall mean any federal, state, county, local, foreign, and other income, profits, gains, net worth, sales and use, ad valorem, gross receipts, business and occupation, license, estimated, stamp, custom duties, occupation, property (real or personal), franchise, capital stock, license, excise, value added, payroll, employees, income withholding, social security, unemployment or other tax, imposition, duty, or similar levy by any governmental entity, and any penalty, addition to, or interest on the foregoing.

     1.50    "Transaction" shall mean the sale of assets as contemplated by the terms of this Agreement.

     1.51    "Working Capital" shall mean, as of the applicable date, the difference, if any, between: (i) the amount of the Current Assets, and (ii) the amount of the Current Liabilities.

ARTICLE II
PURCHASE OF ASSETS

     2.1     Purchase; Purchase Price and Earnest Money.

     (a)     Purchase. Subject to the approval of this transaction by the Bankruptcy Court pursuant to the Sale Order, and upon the terms and subject to the conditions contained in this Agreement, Seller shall sell, assign, and deliver to Buyer, free and clear of all claims, interests, liens and encumbrances (except for the Permitted Liens) and Buyer shall purchase and accept, all right, title and interest of the Seller in and to the Assets.

     (b)     Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller Thirty-Eight million dollars ($38,000,000) in cash, plus the Closing Adjustment (whether a positive or negative number), if any ("Purchase Price").

     (c)     Assumption of Liabilities. At Closing, as additional consideration to Seller for the sale of the Assets, Buyer shall assume, and agree to pay, perform, fulfill and discharge, all Assumed Liabilities.

     (d)     Payment of Purchase Price. Buyer shall pay to Seller the Purchase Price (net of the Escrow Funds) by wire transfer of immediately available funds to the United States account or accounts designated by Seller no later than 3 p.m. Central Time on the Closing Date.

     (e)     Escrow. Concurrently with the execution of this Agreement Buyer is delivering to Regions Bank, N.A. (the "Escrow Agent"), a deposit in the amount of Three Million Eight Hundred Thousand Dollars ($3,800,000) (which, along with all accrued interest shall be the "Escrow Funds"). The Escrow Agent shall hold the Escrow Funds in an interest-bearing escrow account pursuant to the terms of the Escrow Agreement attached as Exhibit A. The Escrow Agent's fees and charges shall be paid one half by Buyer and one half by Seller. The Escrow Agreement shall provide that:

              (i)     The Escrow Funds will be returned to Buyer upon the earlier of:

(A)     the failure to close the transactions as contemplated by this Agreement by July 15, 2003 for any reason other than Buyer's breach,

(B)     the consummation of a transaction with an Overbidder pursuant to Article VIII, and

(C)     the date upon which a Seller Plan as defined in Section 6.3(a) is approved by the Bankruptcy Court.

              (ii)     One hundred eighty (180) days following the Closing Date, the Escrow Funds shall be paid to Seller subject to reductions in an amount equal to the amount of any claims of Buyer for breaches of representations and warranties of Seller under this Agreement as provided in Article III and subject to the limitations contained in Article 9.1 hereof.

     2.2     Estimate of Closing Adjustment at Closing. At least three (3) Business Days prior to the scheduled Closing Date, Seller shall provide to Buyer a projection of the Closing Adjustment that will exist at Closing. Seller will provide a copy of the same to the Committee and KLT. Seller and Buyer shall promptly confer in good faith to finalize the amount of the Closing Adjustment prior to the Closing Date and if they are unable to fully agree, then the Seller shall file a motion with the Bankruptcy Court outlining the items which are agreed to and the items which are not agreed to and the basis for the disagreement and the disputed items shall be determined by the Bankruptcy Court after notice and an opportunity for the Buyer and all parties in interest in the Bankruptcy Case to be heard.

     2.3     No Assumption of Any Liabilities. It is understood and agreed that Buyer shall not assume or become liable directly, indirectly, contingently or otherwise for the payment of any debts, liabilities, losses, accounts payable, Taxes, bank indebtedness, mortgages, or other obligations of Seller of any nature whatsoever, whether related to the Assets or otherwise or for any other liabilities, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, except as expressly set forth herein. Buyer shall not have any successor liability related to Seller or the Assets.

     2.4     Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the Closing shall occur within five (5) Business Days following the satisfaction or waiver of all other conditions to Closing set forth in Article VII, in the offices of the Sonnenschein Nath and Rosenthal in St. Louis (or on such other date at such other time and place as the parties shall agree in writing).

     2.5     "As Is" Transaction. Buyer hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement (and without in any respect impairing any of Seller's Representations and Warranties under Article III or its covenants under Articles V or VI), the Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Assets including, without limitation, income to be derived or expenses to be incurred in connection with the Assets, the physical condition of any personal Assets comprising a part of the Assets or which is the subject of any other lease or contract to be assumed by Buyer at the Closing, the environmental condition or other matter relating to the physical condition of any real Assets or improvements which are the subject of any real Assets lease to be assumed by Buyer at the Closing, the zoning of any such real Assets or improvements, the value of the Assets (or any portion thereof), the terms, amount, validity or enforceability of any assumed liabilities, the merchantability or fitness of the personal Assets or any other portion of the Assets for any particular purpose. Without in any way limiting the foregoing, subject to the representations, warranties and covenants expressly set forth in this Agreement Seller hereby disclaims any warranty, express or implied, of merchantability or fitness for any particular purpose as to any portion of the Assets. Buyer further acknowledges that Buyer has conducted an independent inspection and investigation of the physical condition of the Assets and all such other matters relating to or affecting the Assets as Buyer deemed necessary or appropriate and that in proceeding with its acquisition of the Assets, except for any representations and warranties and covenants expressly set forth in this Agreement, Buyer is doing so based solely upon such independent inspections and investigations. Accordingly, subject to the representations, warranties and covenants expressly set forth in this Agreement Buyer will accept the Assets at the Closing "as is", "where is" and "with all faults".

     2.6     Allocation of Purchase Price. At Closing, Buyer shall deliver an allocation (the "Allocation") of the Purchase Price in accordance with Section 1060 of the Code, which shall be reasonably acceptable to Seller. Buyer and Seller shall (i) be bound by the Allocation, (for tax purposes only, and not for any other purpose), (ii) act in a manner consistent with the Allocation in the preparation of financial statements and filing of all United States federal income tax returns (including, without limitation, filing Form 8594 with their United States federal income tax returns for the taxable year that includes the Closing Date) and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) take no position and cause their affiliates to take no position inconsistent with the Allocation for any tax purposes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as of the Execution Date and Closing Date as follows. For purposes of this Agreement "Knowledge" of Seller shall mean the knowledge of any of the Continuing Executives (defined in Section 7.3(f)).

     3.1     Organization, Standing and Power. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Missouri and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on Seller.

     3.2     Authority. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby upon entry of the Sale Order. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, subject to the conditions set forth in this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms upon entry of the Sale Order and obtaining all Governmental Approvals.

     3.3     Brokers. No broker, investment banker or other person engaged by Seller is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

     3.4     No Conflict. Subject to obtaining the Governmental Approvals and entry of the Sale Order by the Bankruptcy Court the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (i) conflict with or result in a breach of the terms, conditions or provisions of any order of any court or other agency of government, the charter or bylaws of Seller, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever on any of the Assets.

     3.5     Third Party Approvals. Except for (a) the Sale Order, and (b) the Governmental Approvals set forth on Schedule 3.5, for which the failure to obtain such approvals, individually or in the aggregate, would have a materially adverse effect on the Assets or Assumed Liabilities or materially impair or delay the ability of Seller to consummate the transactions contemplated hereby, the execution, delivery and performance by such Seller of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Seller. Seller and Buyer will cooperate in all matters relating to obtaining the Governmental Approvals.

     3.6     Title to Assets, Validity of Contracts. Except for those items that are not material to the operations of the Business and the Permitted Liens on Schedule 1.38, Seller holds free and clear title to or, has a valid leasehold interest in, all of the Assets and has not received any material claims of infringement against Seller related to the Intellectual Property. None of the material Contracts & Leases were terminated prior to the bankruptcy petition date of December 31, 2001. Except for those Contracts & Leases that are not material to the operations of the Business, each Contract and Lease is in full force and effect and no party is in breach thereunder (other than breaches that will be cured prior to the Closing Date). Except as would not have a material adverse effect on the operations of the Business, Schedule 3.6 hereto lists every Contract or Lease that either (i) requires the consent of a third party prior to assignment, or (ii) requires Seller or its assignee to pay to the counter-party or incur expenses in excess of $25,000 in cash annually.

     3.7     Due Notice. Seller will serve notice of the hearing in the Bankruptcy Court regarding approval of this sale transaction on all creditors who are listed in Seller's bankruptcy schedules or who have filed proofs of claim in the Bankruptcy Case.

     3.8     Financial Statements. Attached hereto as Schedule 3.8 are Seller's unaudited income statement, statement of cash flows and balance sheet for the nine (9) month period ended September 30, 2002 (collectively, the "Financial Statements"). The Financial Statements accurately reflect the results of operations and financial condition of Seller in all material respects as of and for the periods set forth therein. From the date of the Financial Statements there has not occurred a Material Adverse Change in Seller's Business.

     3.9     Adequacy and Condition of Assets. Schedule 1.35-1 contains a list of the Network fiber and optronics Assets of the Seller utilized in the Business as of October 31, 2002, which is materially accurate in all respects. Schedule 1.19(a) contains a list of the material Contracts and Leases of Seller utilized in the Business (other than customer contracts) as of November 30, 2002, which is materially accurate in all respects. Schedule 1.19(b) sets forth a list of each customer contract that either generated in excess of $25,000 in revenue during the twelve-month period immediately prior to the date hereof or that is expected to generate in excess of $25,000 in revenue during the twelve months first following the date hereof. Schedule 1.35-2 contains a map of the Network routes as of November 30, 2002, and Schedule 1.35-3 contains tables depicting the total bandwidth transport capacity (both used and unused) of the Network as of October 31, 2002, which are materially accurate in all respects. Except as set forth on Schedule 3.9, the Network is in good operating condition and repair, ordinary wear and tear excepted and is useable in the ordinary course of business consistent with past practices. Except as would not result in a Material Adverse Change, Seller's operation of the Business and ownership of the Assets is and has been in material compliance with all Applicable Laws. Without limiting the generality of the foregoing, Seller has received no notice of and has no knowledge of any condition of any Asset or of any action of Seller that would constitute material violation of any Applicable Law related to the environment.

     3.10    Employee Matters. Schedule 3.10 attached hereto is a list of every employee of Seller as of November 30, 2002, along with each such Employee's respective job title, service date, accrued vacation and sick days, annual salary and current bonus (including retention bonuses), target bonus after the Closing Date, and severance pay accrued or payable (or to be payable on or prior to the Closing Date).

     3.11    Employee Benefits and Plans.

             (a)     Schedule 3.11 attached hereto lists each "employee benefit plan", as defined in Section 3(3) of ERISA, (i) which is subject to any provision of ERISA, (ii) which is maintained, administered, or contributed to by Seller, and (iii) which covers any employee or former employee of Seller or under which Seller has any liability. In addition, Schedule 3.11 lists all deferred compensation plans, all supplemental death, disability, medical reimbursement, severance, bonus and all other employee benefit plans of any kind or character, whether written or oral, that Seller either participates in or maintains (the plans referenced in this sentence and the preceding sentence hereinafter referred to collectively as the "Seller Plans"). Seller has made available to Buyer accurate and complete copies of the Seller Plans (and, if applicable, the related trust agreements) and all amendments thereto.

             (b)     The Seller's 401(k) Plan has received a favorable determination letter from the IRS, and is being maintained, in all material respects, in compliance with its terms and with the requirements prescribed by all Applicable Law.

             (c)     Seller has never maintained or contributed to a multi-employer plan as defined in Section 3(37) of ERISA, and has never maintained or contributed to a plan subject to Title IV of ERISA or the minimum funding standards of ERISA or the Code.

             (d)     Except as set forth on Schedule 3.11, Seller does not maintain or contribute to, and is not required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Section 4980B of the Code or Sections 601-607 of ERISA).

             (e)     The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the code have been met in all material respects with respect to each Seller Plan which is an Employee Welfare Benefit Plan. Seller agrees to provide upon reasonable request from Buyer a list of all "qualified beneficiaries", as such term is defined in Part 6 of Subtitle B of Title I of ERISA, under any Seller Plan who, because of a "qualifying event", as such term is defined in Part 6 of Subtitle B of Title I of ERISA, prior to the Closing, are currently entitled to elect continuing coverage under a Seller Plan which is a welfare benefit plan, and Seller agrees to provide, with respect to each such qualified beneficiary, such qualified beneficiary's name, address, date of qualifying event, continuation coverage premium payment history and copies of all notices provided by or on behalf of Seller related to such continuation coverage.

     3.12    Cure Costs. To the knowledge of Seller (i) Cure Costs (other than MoDOT Leased Bandwidth Cure Costs) are not reasonably expected to exceed $3,000,000 and (ii) promptly following the Bankruptcy Court approval of the Bid Procedures Order Seller shall provide a notice of Proposed Assignment and Cure Amount to all parties to the Contracts and Leases pursuant to the Bankruptcy Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

     Each of Parent and Buyer represents and warrants to Seller as of the Execution Date and the Closing Date:

     4.1     Organization, Standing and Power. Subsidiary is a limited liability company organized, validly existing, and in good standing under the laws of the State of Missouri and has the requisite power and authority to carry on its business as now being conducted and to effect the transactions contemplated hereunder.

     4.2     Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer, subject to the conditions set forth in this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms upon obtaining all Governmental Approvals.

     4.3     Consents and Approvals; No Violation. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under, any provision of (i) the charter or organizational document or bylaws of Buyer, (ii) any provision of the comparable charter or organizational documents of any of Buyer's subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or any of its subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. Except for the Governmental Approvals, no filing or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to Buyer or any of its subsidiaries in connection with the execution and delivery of this Agreement by Buyer or is necessary for the consummation of the transactions contemplated by this Agreement.

     4.4     Actions and Proceedings. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or which could have the effect of delaying or prohibiting the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, "Knowledge of Buyer," means the actual knowledge of the R. Stewart Ewing, Jr. and Stacey W. Goff of Buyer after due inquiry.

     4.5     Brokers. No broker, investment banker or other person engaged by Buyer is entitled to any broker's, finder's or other similar fee or commission payable by the Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

     4.6     Financials. The unaudited financial statements of Parent provided to Seller dated as of September 30, 2002, fairly represent the financial position of Parent as of the date hereof and there has been no material adverse change in the Buyer since the date of such financials.

     4.7     Financing. As of the Closing, Buyer will have sufficient funds available to consummate the transactions contemplated hereby and Buyer does not have any financing contingency with respect to the transactions contemplated hereby.

ARTICLE V
COVENANTS

     5.1     Pre-Closing Covenants of Seller. Seller covenants to Buyer that after the Execution Date and prior to the Closing Date, except as contemplated by this Agreement:

     (a)      Consistent with custom and practice of the Business following the filing date of the Bankruptcy Case, and to the extent permitted or required by the funds available to support the Business, and to the extent limited by the proceedings of the Bankruptcy Case, Seller will

       (i)     operate in the ordinary course of business, and conduct, carry on and maintain and preserve the Business intact;

       (ii)     use commercially reasonable efforts to maintain and preserve its relationships with and the goodwill of suppliers, customers and others having business relations with the Business;

       (iii)    maintain the Assets, as well as books of account, records and files related to the conduct of the Business and its employees, and

       (iv)    use its commercially reasonable efforts to keep available to Buyer the employees of Seller;

     (b)      Section 5.1(a) shall not limit the ability of Seller to perform all acts contemplated by, or useful in consummating, the AGL Transaction and paying the Cure Costs;

     (c)      Seller will maintain itself as a duly licensed corporation in good standing under the laws of Missouri;

     (d)      Seller will seek to obtain entry of the Sale Order;

     (e)      Seller will seek to obtain entry of an order of the Bankruptcy Court putting in place auction and sale procedures pursuant to Section 363 of the Bankruptcy Code as described in Section 6.3(a) and in the form attached hereto ("Bid Procedure Order") as set forth on Schedule 5.1(e).

     5.2     No Sale or Encumbrance of Assets. Except as set forth on Schedule 5.2, Seller will not sell or encumber any Assets; provided, however, that Seller, upon consent of Buyer, which consent shall not be unreasonably withheld, may enter into agreements in which Assets are sold or to which an indefeasible right of use is granted if that sale or grant of IRU is a term of a swap of assets with a third party performed by Seller to assist Seller to fulfill any existing, or reasonably anticipated, agreement for the sale of bandwidth transport and related services to a third party in the Seller's ordinary course of business. The cash proceeds received by Seller as a result of such sale shall, together with the proceeds from the sale of Assets since the Measurement Date, be defined as the "IRU Proceeds", provided, however, that IRU Proceeds shall not include proceeds from the AGL Transaction or the settlement agreement with Qwest Communications.

     5.3     No Material Contracts. Seller will not (i) enter into any agreement that requires Seller to unconditionally pay in excess of Twenty-Five Thousand Dollars ($25,000) in cash annually, unless such agreement is entered into to fulfill any existing, or reasonably anticipated, agreement for the sale of bandwidth transport and related services to a third party in the Seller's ordinary course of business or (ii) incur any cost Seller would propose to include in the calculation of Adjustment PP&E in excess of $50,000 without including a representative of Buyer in the Seller Capital Allocation Committee meeting such cost and obtaining consent of Buyer to such expenditure at that committee meeting, which consent shall not be unreasonably withheld provided, however, that Seller shall not be required to obtain the consent of Buyer for the capital expenditures set forth in Schedule 5.3. Buyer agrees that the capital expenditures (i) made by Seller during the period between the Measurement Date and the execution of this Agreement that are of a nature described in the definition of Adjustment PP&E, and (ii) amounts expended after the date hereof on the capital projects set forth in Schedule 5.3, net of any proceeds received by third parties with respect to such capital projects, shall each be included in the calculation of Adjustment PP&E. Following the date of this Agreement, Seller shall provide to Buyer a weekly report of all capital expenditures approved by Seller during the preceding week.

     5.4     No Employee Related Changes. Except as permitted by Seller's employee retention program as approved by the Bankruptcy Court, Seller will not establish any new or materially modify any existing employee benefits or compensation plans. Without limiting the foregoing, Seller will not materially increase compensation or benefits nor enter into or renew any employment or collective bargaining agreement.

     5.5     Interim Information. Between the date hereof and the Closing Date Seller shall provide Buyer such information as Buyer may reasonably request regarding the Seller's business.

     5.6     Employees and Employee Matters.

     (a)      Employment of Continuing Employees. All employees of Seller as of the Closing Date referred to as a "Continuing Employee" shall be employed by Buyer following the Closing Date at the same compensation as is disclosed on Schedule 3.10, at their same work location (exclusive of any retention bonus). During the period of one year following the Closing Date, Buyer shall immediately pay to any Continuing Employee whose employment in the Business is terminated by Buyer after the Closing Date without cause, the sum of fifteen percent (15%) of such terminated Continuing Employee's annual base salary, provided, however, that during the three (3) month period commencing on the Closing Date the Buyer shall not terminate the employment of, or decrease the compensation paid to, any Continuing Employee other than for cause.

     (b)      Recognition of Continuing Employee and Continuing Executives Service. On and after the Closing Date, Buyer shall recognize the service of each Continuing Employee and Continuing Executive for purposes of Buyer's employee service recognition program, for participation and vesting under the subsidiary 401(k) Plan, subsidiary vacation policy, the Subsidiary Welfare Plans for Continuing Employees and Continuing Executives, and any subsidiary severance pay policy applicable to Continuing Employees. Continuing Employees and Continuing Executives shall not be granted credit for service with Seller for purposes of any pension plan or post-retirement benefit plan provided by Buyer or any of its affiliates.

     (c)      Assumption of Obligation to Pay Bonuses. Except as otherwise expressly provided in this Agreement or the Employment Agreements (defined in Section 7.3(f)), Continuing Employees and Continuing Executives shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Seller after the Closing Date. For the year in which the Closing Date occurs, the Continuing Employees shall be paid any bonuses that would have been payable to such employees for that year had the Continuing Employees remained employees of Seller in accordance with the provisions of the policy, plan, arrangement, program, or agreement under which the bonus would have been paid (the "Seller Bonus Plan"). Seller shall pay to the Continuing Employees that portion of any such bonus that is attributable to service during such year on or before the Closing Date, and Buyer shall pay to the Continuing Employees that portion of any such bonus that is attributable to service during such year after the Closing Date in which such Continuing Employee is employed by Buyer. In determining the amount of the bonus to be paid by Buyer in accordance with the preceding sentence, Buyer shall establish criteria under which the bonus will be paid consistent with that provided to similarly situated employees in the industry.

     (d)      No Duplicate Benefits; Dependents and Beneficiaries. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Continuing Employee or Continuing Executive under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Continuing Employee or Continuing Executive shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Continuing Employee or Continuing Executive under the same benefit policy, plan, arrangement, program, practice or agreement.

     (e)      401(k) Plan.

(i)     Seller 401(k) Plan. As of the date of this Agreement, Continuing Employees and Continuing Executives participate in the Digital Teleport, Inc. 401(k) Plan (the "Seller 401(k) Plan").

(ii)     Seller Obligations. Seller shall take all appropriate action to vest the Continuing Employees and Continuing Executives 100% in the Seller 401(k) Plan and to treat each Continuing Employee or Continuing Executive as a terminated employee under the terms of such plan. Alternatively, Seller shall terminate the Seller 401(k) Plan.

(iii)     Buyer Obligations. Buyer shall take all actions necessary and appropriate to ensure that, as soon as possible after the Closing Date, Subsidiary maintains or adopts a 401(k) plan which covers the Continuing Employees and Continuing Executives with participation, vesting, elective deferral and matching contributions similar to that provided to the participants as the Seller 401(k) Plan, and which accepts direct rollovers from the Seller 401(k) Plan; provided, however, that the plan adopted or maintained by Subsidiary will not include annuity payment options and no rollover or transfer will be accepted which would cause the Subsidiary plan to be required to include any such option.

     (f)      Welfare Plans.

(i)     Buyer shall take all action necessary and appropriate to ensure that, as soon as possible after the Closing Date, Subsidiary maintains or adopts, as of the Closing Date, one or more employee benefit plans, including pre-retirement medical, health, and dental plans, for the benefit of the Continuing Employees and Continuing Executives (the "Subsidiary Welfare Plans"). The Subsidiary Welfare Plans shall provide as of the Closing Date pre-retirement benefits to the Continuing Employees and Continuing Executives (and their dependents and beneficiaries) that, in the aggregate, are comparable to the pre-retirement benefits to which they were entitled under the corresponding employee welfare benefit plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Buyer shall use its good faith best efforts to ensure that the Subsidiary Welfare Plans contain no restrictions on coverage for pre-existing conditions or requirements for evidence of insurability for Continuing Employees and Continuing Executives, and that Continuing Employees and Continuing Executives shall receive credit under the Subsidiary Welfare Plans for co-payments and payments under deductible limits made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in accordance with the terms of such plan. As soon as possible as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Continuing Employees and Continuing Executives who had credited service under a Seller Welfare Plan, together with each such Continuing Employee's and Continuing Executive's service, co-payment amounts, and deductible and out-of-pocket limits under such plan.

(ii)     Seller, Buyer, the Seller Welfare Plans, and the Subsidiary Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

     (g)      Severance Pay.

(i)     Seller shall, prior to the Closing Date, make full payment to its employees of all severance pay, retention bonus, and any other compensation related to this transaction or the termination of employment of any employee occurring prior to the Closing Date, and Buyer shall have no liability for any such amounts.

     (h)      Vacation, Holiday and Sick Leave.

(i)     After the Closing Date, Subsidiary shall continue the vacation policy of Seller in effect as of the date of this Agreement. Continuing Employees and Continuing Executives shall be entitled to carry over unused vacation, and shall be given credit under Subsidiary's vacation policy for service with Seller. Subsidiary shall have the right to change, modify or amend the vacation policy applicable to Continuing Employees and Continuing Executives at any time after the Closing Date.

(ii)     After the Closing Date, Subsidiary shall continue the holiday and sick leave policies of Seller in effect as of the date of this Agreement. Subsidiary shall have the right to change, modify or amend the holiday or sick leave policies applicable to Continuing Employees and Continuing Executives at any time after the Closing Date.

ARTICLE VI
COVENANTS OF BUYER AND SELLER

     6.1     Approvals of Third Parties; Efforts.

     (a)      Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation:

        (i)  the obtaining of all Government Approvals;

        (ii)  the obtaining of all other necessary consents, approvals or waivers from other third parties;

        (iii)  the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

        (iv)  the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any governmental entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

     (b)      Seller will use its commercially reasonable best efforts to cause or obtain the satisfaction of the conditions applicable to Seller specified in Sections 7.1 and 7.3 below.

     (c)      Buyer will use its reasonable best efforts to cause or obtain the satisfaction of the conditions applicable to Buyer specified in Sections 7.1 and 7.2 below.

     6.2     Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

     6.3     Bankruptcy Court Approvals

     (a)      Bankruptcy Court Approval of Bid Procedures. Promptly following the Execution Date (and in no event later than ten (10) Business Days thereafter), the Seller will file a motion with the Bankruptcy Court requesting the entry of the Bid Procedures Order (the "Bid Procedure Motion"):

       (i)  fixing the time, date, and location of a hearing (the "Approval Hearing") to approve Seller's consummation of this Agreement,

       (ii)  fixing the time and date of an auction (the "Auction") to be held at the offices of Sonnenschein, Nath & Rosenthal at which higher and better offers may be presented to the Seller,

       (iii)  providing that if

(A)  Seller receives from a third party (other than Buyer) a higher and better offer at the Auction, as determined by Seller (after consultation with the Committee), and the transaction to sell the Assets to the such third party ("Overbidder") is subsequently consummated, or

(B)  a plan of liquidation or plan of reorganization regarding Seller is subsequently confirmed by the Bankruptcy Court and such plan confirmation is not sought by Seller due to:

(a)  Buyer's inability or unwillingness to fulfill its obligation to close the transaction contemplated herein;

(b)  Buyer's breach or

(c)  the inability to get required Governmental Approvals ("Seller Plan"),

then this Agreement shall terminate pursuant to Section 8.2 and Buyer shall be entitled to a flat fee (not dependent on amounts actually expended or incurred by Buyer) in cash or other immediately available funds in the amount of Seven Hundred Thousand Dollars and No Cents ($700,000) (the "Break-Up Fee"), payable at the time specified in Section 8.2 hereof,

       (iv)  providing that no prospective purchaser will be permitted to bid at the Auction unless:

(A)  such prospective purchaser has been deemed "financially qualified" by Seller,

(B)  such prospective purchaser shall have executed and delivered an asset purchase agreement substantially similar to this Agreement, and

(C)  such prospective purchaser has delivered a deposit into escrow not less than the amount of the Escrow Funds,

       (v)  providing that no prospective purchaser who bids for the Assets at Auction shall be entitled to purchase the Assets unless such prospective purchaser offers to purchase the Assets for consideration which is at least Eight Hundred Thousand Dollars and No Cents ($800,000) (the "Initial Overbid") greater than the consideration set forth in this Agreement (including all cash, non-cash consideration and assumed liabilities) and otherwise on terms at least as favorable to the Seller as those set forth in this Agreement, and

       (vi)  providing that:

(A)  after the Initial Overbid, all further overbids must be in increments of at least One Hundred Thousand Dollars and No Cents ($100,000),

(B)  should overbidding take place, the Buyer shall have the right, but not the obligation, to participate in the overbidding and to be approved as the Overbidder at the Approval Hearing based upon any such overbid,

(C)  should an Overbidder be approved at the hearing on the motion filed with the Bankruptcy Court requesting entry of the Sale Order ("Sale Motion"), Buyer shall, upon its receipt of the Break-Up Fee, deliver to such approved Overbidder all third party reports and studies resulting from Buyer's due diligence investigations, and

(D)  until the closing of a transaction for the sale of the Assets to Buyer or the sale of the Assets to the Overbidder, all bids submitted at the Auction must be held open for acceptance by Seller and a subsequent sale of the Assets pursuant to such bid,

       (vii)  providing that Buyer shall not be entitled to any right to match the bid of the Overbidder, and

       (viii)  approving the form, manner, scope, and substance of notice regarding the proposed sale and Auction, including overbid procedures.

     (b)      Bankruptcy Court Approval of Sale Order. As soon as practicable following the conclusion of the Auction, Seller shall file with the Bankruptcy Court the Sale Motion.

     (c)      Notifications. Seller will in accordance with Applicable Law provide notice to claimants who may have claims against Seller.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

     7.1     Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     (a)     No Order Preventing Transactions. No court or other governmental entity having jurisdiction over Seller or Buyer, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal.

     (b)     Entry of Orders. The form and the substance of the Bid Procedure Motion and the Sale Motion shall have been approved by Buyer, and the Bankruptcy Court shall have entered the Bid Procedure Order and the Sale Order without reducing the amount of the Break-Up Fee as specified in Section 6.3, or otherwise materially altering, amending or modifying the Bid Procedure Order or Sale Order in a manner materially adverse to Buyer.

     (c)     Regulatory Approvals. The parties shall have received all required Regulatory Approvals.

     7.2     Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the condition that Buyer shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, including payment of the Purchase Price, and each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

     7.3     Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

     (a)     Performance of Obligations; Representations and Warranties. Seller shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

     (b)     Transfer and Assumption Documents. Seller shall convey title to Buyer to the Assets and Buyer shall assume the Assumed Liabilities by executing documents substantially in the form set forth on Exhibit B attached hereto.

     (c)     Other Closing Documents. Seller shall deliver lien releases from the liens filed by KLT on the Assets, and such other documents as Buyer may reasonably request at Closing.

     (d)     Cure Costs. Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that all Cure Costs (not including the $1,000,000 Closing Adjustment for MoDOT Leased Bandwidth Cure Cost) less than Three Million Dollars ($3,000,000) (or to the extent Cure Costs exceed Four Million Dollars ($4,000,000) and Seller agrees to pay such Cure Costs then evidence for all Cure Costs assumed by Seller) have been paid or will be paid by Seller.

     (e)     Network Operations Center. Buyer and KLT shall have executed a lease with respect to the Network Operations Center in a form reasonably satisfactory to Buyer.

     (f)     Employment Agreements. Buyer and each of the persons listed on Schedule 7.3(f)(1) ("Continuing Executives") hereof shall enter into employment agreements substantially in the form attached hereto as Exhibit 7.3(f)(2) ("Employment Agreements").

ARTICLE VIII
TERMINATION, AMENDMENT, AND WAIVER

     8.1     Termination. This Agreement may be terminated in writing at any time prior to the Closing Date:

     (a)     By Buyer, if:

        (i)     the Closing does not occur within forty-five (45) days after the later of:

               (A)     the date of entry of a final and nonappealable Sale Order, or

               (B)     the date that all Governmental Approvals have been obtained, and such failure to close is not due to a breach by Buyer, or

        (ii)    any condition to Closing has not been waived or satisfied by July 15, 2003, and such failure is not due to Buyer's breach of this Agreement.

        (iii)   any Material Adverse Change shall occur.

     (b)     By Seller, if:

        (i)     the Closing does not occur within forty-five (45) days after the later of:

               (A)     the date of entry of a final and nonappealable Sale Order, or

               (B)     the date that all Governmental Approvals have been obtained, and such failure is not due to a breach by Seller, or

        (ii)    any condition to Closing has not been waived or satisfied by July 15, 2003, and such failure is not due to Seller's breach of this Agreement.

     (c)     By Buyer or Seller if, before the Closing Date,

        (i)     the other party is in material breach of any representations, warranty, covenant or agreement contained herein and has not cured the same within 15 days written notice of such breach, or

        (ii)    Seller notifies Buyer that the total Cure Costs (not including MoDOT Leased Cure Costs) are expected to exceed Four Million Dollars ($4,000,000) and neither Party elects to pay such amount in excess of $4,000,000.

     8.2     Overbid Termination.

     (a)     If either

             (i)     a transaction to sell the Assets to an Overbidder is consummated or

             (ii)     a Seller Plan is confirmed by the Bankruptcy Court, then

                    (A)     this Agreement shall without further action by either party terminate,

                    (B)     Escrow Agent shall immediately deliver to Buyer the Escrow Funds, and

                    (C)     Buyer shall be entitled to the Break-Up Fee to the extent payable under Section 6.3(a)(iii) hereof.

     (b)     In the event this Agreement is terminated pursuant to this Section 8.2, Buyer shall be entitled to the Break-Up Fee to the extent payable under Section 6.3(a)(iii) hereof as liquidated damages and as Buyer's sole remedy in respect of such termination. The Break-Up Fee shall become due and payable upon the earlier to occur of:

             (i)     the consummation of the sale of the Assets to the Overbidder,

             (ii)    confirmation of a Seller Plan, or

             (iii)    such other date as may be fixed by order of the Bankruptcy Court.

     8.3     Liability if Agreement Terminated. Termination of this Agreement shall not relieve any party of any liability for breaches of this Agreement prior to the date of termination.

ARTICLE IX
GENERAL PROVISIONS

     9.1     Survival of Representations and Warranties; Indemnification.

     (a)     Liability of Seller for the representations and warranties made as of the Closing Date as set forth in this Agreement or in any schedule, exhibit or instrument delivered pursuant to this Agreement by Seller shall survive for a period of one hundred eighty (180) days following the Closing Date. Seller agrees to indemnify Buyer against any loss incurred as a result of Seller's material breach of any of those representations and warranties; provided, however, that:

             (i)  Buyer shall be required to notify Seller of any such breaches within one hundred eighty (180) days following the Closing Date;

             (ii)  Seller's obligation to indemnify shall be limited to the lesser of Buyer's actual loss or the amount of the Escrow Funds not previously paid to Seller, and

            (iii)  Buyer shall not be entitled to claim indemnification for any actual loss less than $10,000 per occurrence provided, however, that Buyer shall make no such indemnification claim unless such claims in excess of $10,000 exceed $100,000 in the aggregate.

     (b)     Notwithstanding anything to the contrary contained in this Agreement, the Buyer, Parent and the Seller acknowledge and agree:

             (i)  that the Escrow Account is the sole source of funding for any claims for indemnification by Buyer or Parent pursuant to this Agreement, and

             (ii)  that once any funds have been released out of the Escrow Account to the Seller as expressly contemplated by this Agreement, such funds shall cease to be subject to any claims for indemnification by Buyer or Parent pursuant to this Agreement or the Escrow Agreement.

     (c)     Each of Buyer and Seller shall provide prompt written notice to the other Party upon learning of either Party's breach of a representation, warranty or covenant contained herein.

     9.2     Expenses. Each party shall pay its own expenses incident to this Agreement and the transactions hereby contemplated. In the event of any litigation between the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the other party its court costs and reasonable attorneys' fees and expenses at the trial and all appellate levels.

     9.3     Notices. Any notice, communication, request, reply or advice hereunder (a "Notice") must be in writing and shall be delivered by reputable overnight commercial courier service or hand delivery. Notice so given shall be effective when delivered on a Business Day before 5 p.m. Refusal of delivery shall be deemed to be receipt. Notice given in any other manner shall be effective when received by the party to whom it is given. For purposes of Notice, the addresses of the parties shall be as follows:

If to Seller:	Digital Teleport, Inc.
Attn: Paul Pierron, President
14567 N. Outer Forty Road
Chesterfield, MO 63017

With a copy to:	Sidley Austin Brown & Wood
Attn: Shalom Kohn
787 Seventh Ave.
New York, NY 10019

And a copy to:	Digital Teleport, Inc.
Attn: Daniel Davis, Sr. V.P. and General Counsel
14567 N. Outer Forty Road
Chesterfield, MO 63017

If to Buyer:	CenturyTel, Inc.
Attn: R. Stewart Ewing, Jr., Executive V.P. and CFO
100 CenturyTel Drive
Monroe, LA 71203

And a copy to:	CenturyTel, Inc.
Attn: Stacey W. Goff
100 CenturyTel Drive
Monroe, LA 71203

     9.4     Section and Other Headings. Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5     Schedules and Exhibits. Each schedule and exhibit attached hereto shall be deemed to be a part of this Agreement to the same extent as if set forth verbatim in the body of this Agreement.

     9.6     Enforcement. The laws of the State of Missouri shall govern the interpretation, validity, performance and enforcement of this Agreement, without reference to any conflict of law or choice of law provisions therein. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     9.7     Parties; No Third Party Beneficiaries. This Agreement shall be binding upon and enforceable against, and shall inure solely to the benefit of, the parties hereto and their respective successors and assigns. Nothing herein shall confer any rights or remedies to any person or entity which is not a party hereto.

     9.8     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     9.9     Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

     9.10    Further Assurances. Seller will execute such further documentation or take such further actions as Buyer may reasonably request to effectuate the transfer of the Assets and implement this Agreement.

     9.11    WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATED IN ANY WAY TO BUYER'S BID OR THIS AGREEMENT.

     9.12    Exclusive Jurisdiction. Without limiting any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all claims, actions, causes of action, suits and Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.3 hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CENTURYTEL, INC.

By:  /s/Stacey W. Goff
Name:  Stacy W. Goff
Title:  Vice President

CENTURYTEL FIBER COMPANY II, LLC

By:  /s/Stacey W. Goff
Name:  Stacy W. Goff
Title:  Vice President

SELLER

DIGITAL TELEPORT, INC.

By:  /s/Paul Pierron
Name:  Paul Pierron
Title:  President and CEO